EXHIBIT 23.3







                             CONSENT OF ACCOUNTANTS


We consent to the use in this Form 10-K of our report dated February 15, 2002 on the Statements of Financial Condition for the Shaffer Diversified Fund, LP as of December 31, 2001 and 2000, and the related Statements of Operations, Statements of Changes in Partners' Capital and Statements of Cash Flows for the year ended December 31, 2001 and the period from inception August 29, 2000 to December 31, 2000.

We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus filed pursuant to rule 424 (b) filed on October 19, 2001.



New York, New York
February 15, 2002

                                              /s/ Anchin, Block & Anchin LLP
                                              -------------------------------
                                              Anchin, Block & Anchin LLP